Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES
COMPLETES DISPOSITION OF
ORANGE COUNTY OFFICE PROPERTY

LOS ANGELES, March 27, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, announced today that it has completed the sale of 18581 Teller in Irvine, California to Allergan.  Allergan’s corporate offices are headquartered in Irvine, California and their lease at 18581 Teller is due to expire in 2011.

This disposition is part of Maguire’s previously announced plan to sell certain strategically identified non-core properties in order to eliminate property-level debt and related debt guaranties.  The transaction is valued at approximately $22 million, including Allergan’s assumption of the $20.0 million mortgage loan on the property.  Maguire received net proceeds of $1.8 million from the transaction to be used for general corporate purposes.  No impairment was recorded on the disposition of this property.

Mr. Nelson C. Rising, President and Chief Executive Officer, commented, “We are pleased to complete this transaction, which eliminates in full our obligation under the project loan and addresses a significant lease roll in 2011.  This is an ideal building for Allergan to own given its corporate headquarters’ position in Irvine, and as such we consider the transaction beneficial to both parties.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with the negative impact of the current credit crisis and global economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); potential difficulties in disposing of identified properties at attractive prices or at all; risks associated with any failure to obtain additional capital or refinance debt maturities; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets and contraction in the credit markets affecting our ability to refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558